QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.5

LIBERTÉ INVESTORS INC.

SHARES OF COMMON STOCK

OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF
LIBERTÉ INVESTORS INC.

                             , 2004

TO SECURITIES DEALERS, BROKERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

        This letter is being distributed to securities dealers, brokers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Liberté Investors Inc. ("Liberté") of shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Liberté's Common Stock, at 5:00 p.m., New York City time, on                         , 2004 (the "Record Date"). The Rights and the Common Stock are described in Liberté's Joint Proxy Statement/Prospectus dated                        , 2004 (the "Joint Proxy Statement/Prospectus").

        In the Rights Offering, Liberté is offering Rights for an aggregate of 12,559,552 shares of its Common Stock, as described in the Joint Proxy Statement/Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on,                        , 2004, unless extended in the sole discretion of Liberté (as it may be extended, the "Expiration Date").

        Each Right allows the holder thereof to subscribe for 0.61 shares of Common Stock (the "Subscription Privilege") at the cash price of $4.00 per share (the "Subscription Price").

        The Rights are evidenced by a certificate (a "Subscription Rights Certificate") registered in your name. Each beneficial owner of shares of Common Stock registered in your name is entitled to one Right for each share of Common Stock owned by such beneficial owner as of 5:00 p.m., New York City time, on the Record Date. No fractional shares of Common Stock will be issued in the Rights Offering. Instead, the number of shares of Common Stock distributed will be rounded down, and in such case, any excess funds paid will be returned to you without interest as soon as practicable after the Expiration Date.

        The Rights will be evidenced by certificates and may not be assigned gifted, purchased or sold to anyone else.

        We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Liberté or the Subscription Agent.

        Enclosed are copies of the following documents:

        1.     Joint Proxy Statement/Prospectus;

        2.     Instruction as to "Use of Liberté Investors Inc. Subscription Rights Certificates" (including a "Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Liberté Investors Inc.");

        3.     A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction; and

        4.     Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Liberté Investors Inc.

        Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Joint Proxy Statement/Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. FAILURE TO RETURN THE PROPERLY COMPLETED SUBSCRIPTION RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Any Rights not exercised prior to the Expiration Date will expire without value.

        Additional copies of the enclosed materials may be obtained from Ellen V. Billings, Secretary of Liberté, at (214) 871-5935.

                                                                                                  Very truly yours,

                                                                                                  LIBERTÉ INVESTORS INC.

NOTHING IN THE JOINT PROXY STATEMENT/PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LIBERTÉ, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE JOINT PROXY STATEMENT/PROSPECTUS.

QuickLinks

LIBERTÉ INVESTORS INC. SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD STOCKHOLDERS OF LIBERTÉ INVESTORS INC.